Exhibit 99.1

News Release
Celanese Corporation
1601 West LBJ Freeway
Dallas, TX, 75234
Celanese Corporation Highlights Growth Opportunities
at Investor Conference
Continues transformation to technology and specialty materials portfolio;
Reiterates confidence to increase earnings power to between
$1.6 billion and $1.8 billion by 2013
DALLAS, May 11, 2010 — Celanese Corporation (NYSE:CE), a global technology and specialty materials company, will present its business strategy, innovation programs and growth opportunities at its investor conference today at 8:30 a.m. Eastern time in New York City. The conference will be hosted by David Weidman, chairman and chief executive officer, and webcast live on www.celanese.com.
“We have made significant progress in transforming Celanese into a technology and specialty materials company,” Weidman said. “We are confident in our ability to deliver at least $250 million in incremental operating EBITDA in 2010, and given modest economic growth and the current trajectory of our earnings growth programs, we expect to deliver approximately $150 million of additional earnings improvement in 2011.”
Celanese also noted that it expects to achieve its previously announced objective to increase the earnings power of its portfolio to between $1.6 billion and $1.8 billion of operating EBITDA by 2013. The company highlighted four key strategic levers to grow the earnings power of the business and increase shareholder value:
Geographic Growth:
Celanese continues to accelerate growth in emerging markets, including the Asia region. Its integrated chemical complex in Nanjing, China, the largest integrated acetyls complex in the world, serves as a foundation for growth in Asia and supports the region’s increasing demand. Additionally, the company’s strategic equity and cost investments further accelerate growth, adding significant value to the Celanese portfolio.
Innovation:
Innovation through new product and application development efforts are expected to enhance revenue growth, particularly in the company’s Advanced Engineered Materials and Industrial Specialties businesses. Advanced Engineered Materials has industry-leading polymer technologies used in performance-demanding applications and Industrial Specialties provides attractive economic solutions for environmentally-sensitive applications, including paints, coatings and adhesives. Innovation and application development strategies in these businesses bolster the company’s operating earnings leverage.
Productivity:
Manufacturing optimization, energy reduction and other productivity initiatives will enable the company to offset fixed cost inflation, improve its operating leverage and fuel reinvestment in its businesses. Celanese expects to realize its productivity commitments of approximately $100 million of fixed cost reductions in 2010. Additionally, the company expects to deliver a total of between $120 million and $180 million of productivity over fixed cost inflation between 2011 and

2013. As part of these commitments, the recently announced proposed closure of its acetate manufacturing facility in Spondon, Derby, United Kingdom would be expected to yield between $40 million and $60 million of savings annually and meet its return criteria for investment of simple cash payback in 2 years.
Portfolio Enhancement:
Through its strong cash position and strategic cash deployment, the company continues to pursue opportunities that meet its investment criteria and shift its current portfolio towards technology-focused, specialty materials businesses. Recent activities include the company’s acquisition of a long-fiber reinforced thermoplastics business announced in December 2009 as well as the recently announced acquisition of the DuPont™ Zenite® liquid crystal polymer (LCP) and Thermx® polycyclohexylene-dimethylene terephthalate (PCT) business lines. The company will also invest in a new polyacetal facility in Saudi Arabia through its Ibn Sina venture to strengthen its specialty portfolio.
The conference will be available by webcast on www.celanese.com in the investor section. Presentation materials will be available approximately 30 minutes prior to the start of the webcast. A replay of the event will also be available in the investor section of www.celanese.com following the conference.
Contacts:

Investor Relations	Media
Mark Oberle	W. Travis Jacobsen
Phone: +1 972 443 4464	Phone: +1 972 443 3750
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519
Mark.Oberle@celanese.com	William.Jacobsen@celanese.com
About Celanese
Celanese Corporation is a global technology leader in the production of specialty materials and chemical products which are used in most major industries and consumer applications. Our products, essential to everyday living, are manufactured in North America, Europe and Asia. Known for operational excellence, sustainability and premier safety performance, Celanese delivers value to customers around the globe with best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,400 employees worldwide and had 2009 net sales of $5.1 billion, with approximately 73% generated outside of North America. For more information about Celanese Corporation and its global product offerings, visit www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Other risk factors include those that are discussed in the company’s filings with the U.S. Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Use of Non-U.S. GAAP Financial Measure
This release reflects a performance measure, operating EBITDA as a non-U.S. GAAP measure. This measurement is not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA is operating profit.
•	Operating EBITDA, a measure used by management to measure performance, is defined by the company as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments. We may provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a U.S. GAAP financial measure because a forecast of other charges and adjustments is not practical. Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results.